APPENDIX A

to the

THE CUSTODIAN AGREEMENT

between

NORTHWESTERN MUTUAL SERIES FUND, INC.

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of November 15, 2013

The following is a list of Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 3/31/1997:

ASSET ALLOCATION PORTFOLIO*

BALANCED PORTFOLIO*

HIGH YIELD BOND PORTFOLIO

INTERNATIONAL GROWTH PORTFOLIO

SELECT BOND PORTFOLIO

INTERNATIONAL EQUITY PORTFOLIO

RESEARCH INTERNATIONAL CORE PORTFOLIO

EMERGING MARKETS EQUITY PORTFOLIO

MULTI-SECTOR BOND PORTFOLIO

SHORT-TERM BOND PORTFOLIO

*Including for such Portfolios’ investments in other Northwestern Mutual Series Fund, Inc. Portfolios.

IN WITNESS WHEREOF, each of the parties hereto has caused this APPENDIX A to be executed in its name and on behalf of each such Portfolio.

NORTHWESTERN MUTUAL SERIES FUND, INC.

BY:
NAME: Kate M. Fleming

TITLE: President

BROWN BROTHERS HARRIMAN & CO.

BY:

NAME:

TITLE: